Exhibit 23.3

January 31, 2001

Board of Directors
Affiliated Bank
500 Harwood Road
Bedford, Texas 76021

Directors:

       We hereby consent to the use of our firm's name in the Form AC Application for Conversion of Affiliated Bank, Bedford, Texas, and any amendments thereto, and in the Form SB-2 Registration Statement of BancAffiliated, Inc., and any amendments thereto. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of BancAffiliated, Inc.

Robin L. Fussell Principal